Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	October 21, 2010
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 579-4153

FIFTH THIRD BANCORP ANNOUNCES THIRD QUARTER 2010 EARNINGS

Net income $238 million up 24 percent, earnings per share of $0.22 up 38 percent from second quarter 2010

•	3Q10 net income of $238 million versus 2Q10 net income of $192 million, up 24 percent

•	3Q10 net income available to common shareholders of $175 million, or $0.22 per diluted share, up 38 percent

•	Return on average assets 0.84 percent; return on average common equity 6.8 percent

•

Pre-provision net revenue (PPNR)* of $760 million increased 34 percent from strong 2Q10 levels driven by strong net interest income growth, higher fees reflecting mortgage results and litigation settlement

•	PPNR of $633 million excluding $127 million pre-tax benefit from settlement of BOLI litigation

•	2Q10 PPNR of $567 million; 12 percent sequential PPNR growth, excluding effect of BOLI

•	3Q09 PPNR of $844 million included $317 million of pre-tax benefits related to Visa Inc. stock holdings; 20 percent PPNR growth year-over-year excluding effects of both BOLI and Visa

•	3Q10 credit actions: sale or transfer to held-for-sale of $1.2 billion in loans

•	Reduced held-for-investment nonperforming assets (NPAs) and held-for-investment nonperforming loans (NPLs) by $899 million

•	Resulted in $510 million in additional charge-offs (NCOs)

•	Actions reduced pre-tax income by approximately $175 million through higher provision expense

•	Overall credit results reflect effects of 3Q credit actions; trends otherwise stable or improved

•	Net charge-offs $956 million: $510 million on the sale or transfer of loans to held-for-sale and $446 million (2.33 percent of loans and leases) in loan portfolio; vs. 2Q10 NCOs of $434 million

•	NPAs declined 30 percent (flat before the effect of 3Q credit actions); NPLs declined 38 percent sequentially (down 2 percent before the effect of 3Q credit actions)

•	NPA ratio of 2.7 percent; NPL ratio of 2.0 percent lowest since 2008

•	NPL inflows of $447 million declined for the fourth consecutive quarter

•	Total delinquencies (includes loans and leases 30-89 days past due and 90 days past due) declined 10 percent sequentially to lowest level since 1Q07

•

Provision expense of $457 million reflected approximately $337 million in reserve reductions related to loans sold or transferred to held-for-sale and approximately $162 million in reserve reductions related to remainder of portfolio

•	Loan loss allowance of 4.20 percent of loans, 153 percent of nonperforming assets and 202 percent of nonperforming loans and leases

•	Average loans and leases, including loans held-for-sale, up $47 million sequentially due to growth in C&I and auto

•	Period end loan balances flat reflecting sales/transfers to held-for-sale; up 1 percent otherwise

•	Strong capital ratios; exceed Basel III proposed standards with or without CPP preferred stock

•	Tier 1 common ratio 7.34 percent, up 17 bps sequentially; Tier 1 ratio 13.85 percent, up 20 bps; Total capital ratio 18.28 percent, up 29 bps

•	Tangible common equity ratio of 6.70 percent excluding unrealized gains/losses; 7.06 percent including unrealized gains/losses

•	Book value per share of $12.86; tangible book value per share of $9.74

•	Extended $22 billion of new and renewed credit in the third quarter

*	Pre-provision net revenue (PPNR): net interest income plus noninterest income minus noninterest expense.

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2010 net income of $238 million compared with net income of $192 million in the second quarter and a net loss of $97 million in the third quarter of 2009. After preferred dividends, the third quarter 2010 net income available to common shareholders was $175 million or $0.22 per diluted share, compared with second quarter net income of $130 million or $0.16 per diluted share, and a net loss of $159 million or $0.20 per diluted share in the third quarter of 2009.

Third quarter 2010 net income included a pre-tax benefit, net of expenses, of $127 million from the settlement of litigation related to a bank-owned life insurance (BOLI) policy. Third quarter results also included the effect of actions taken to reduce credit risk. During the quarter, $228 million of residential mortgage loans, largely nonperforming, were sold for $105 million, generating $123 million of additional net charge-offs. We also transferred $961 million of commercial loans to loans held-for-sale, a majority of which were nonperforming, generating $387 million of additional net charge-offs to mark the loans to estimated sales price. We currently expect to sell a significant portion of these loans in the fourth quarter. These actions resulted in total net charge-offs of $510 million and a reduction in Fifth Third’s allowance for loan and lease losses of approximately $337 million.

Third quarter 2009 results included a pre-tax net benefit of $288 million from the sale of our Visa, Inc. Class B common shares. This benefit consisted of a pre-tax gain of $244 million on the sale of the Class B shares and the recognition of a derivative that transferred the conversion risk of the Class B shares back to the Bancorp, and a $44 million net reduction in noninterest expense related to the reversal of an existing litigation reserve. Third quarter results also included the release of additional Visa litigation reserves due to Visa’s supplemental funding of its litigation escrow account, which reduced noninterest expense by $29 million. In total, these items benefitted earnings by $317 million pre-tax, or $0.26 per diluted share after-tax.

Earnings Highlights

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Earnings ($ in millions)
Net income (loss) attributable to Bancorp	$238	$192	($10)	($98)	($97)	24%	NM
Net income (loss) available to common shareholders	$175	$130	($72)	($160)	($159)	35%	NM
Common Share Data
Earnings per share, basic	0.22	0.16	(0.09)	(0.20)	(0.20)	38%	NM
Earnings per share, diluted	0.22	0.16	(0.09)	(0.20)	(0.20)	38%	NM
Cash dividends per common share	0.01	0.01	0.01	0.01	0.01	—	—
Financial Ratios
Return on average assets	0.84%	0.68%	(.04%)	(.35%)	(.34%)	24%	NM
Return on average common equity	6.8	5.2	(3.0)	(6.3)	(6.1)	31%	NM
Tier I capital	13.85	13.65	13.39	13.31	13.19	1%	4%
Tier I common equity	7.34	7.17	6.96	6.99	7.01	2%	4%
Net interest margin (a)	3.70	3.57	3.63	3.55	3.43	4%	8%
Efficiency (a)	56.2	62.1	62.5	63.1	50.8	(10%)	11%
Common shares outstanding (in thousands)	796,283	796,320	794,816	795,068	795,316	—	—
Average common shares outstanding (in thousands):
Basic	791,017	790,839	790,473	790,442	790,334	—	—
Diluted	797,492	802,255	790,473	790,442	790,334	(1%)	1%

(a)	Presented on a fully taxable equivalent basis

NM: Not Meaningful

“This quarter’s earnings results were strong and showed continued improvement,” said Kevin Kabat, president and CEO of Fifth Third Bancorp. “Net income of $238 million increased 24 percent and EPS increased 38 percent, despite the effect of significant credit actions to further reduce risk that negatively affected pre-tax income by $175 million. Return on assets was 0.84 percent and we currently expect ROA to exceed 1 percent in the fourth quarter.

Operating performance outpaced strong second quarter results. Net interest income increased 3 percent sequentially, and fee income increased 9 percent excluding the benefits of the settlement of litigation and Visa stock sale. On the same basis, pre-provision net revenue (revenue minus expenses) increased 12 percent from the second quarter and 20 percent from the third quarter of 2009. We saw a pick-up in loan production and improvement in loan balance trends, and low-cost deposit growth remained strong.

As noted, we took action to sell about half of our residential mortgage nonperforming loans in the quarter. We also transferred approximately a third of our commercial nonperforming loans – largely loans tied to real estate – to loans held-for-sale. These loans represented situations where we believed a near-term sale was a better solution than the prospects for workout or rehabilitation of the relationship. Disposing of these loans further reduces Fifth Third’s exposure to future real estate losses in what is anticipated will be a slow recovery in that sector. The recognition of these losses will have a beneficial impact on charge-offs in the fourth quarter of 2010 and in 2011. We currently expect fourth quarter net charge-offs will be less than $400 million with improving trends, which would represent less than 2 percent of loans on an annualized basis, given our current expectations for credit trends and the economy.

Nonperforming assets and loans held-for-investment declined by almost $900 million, largely as a result of these actions. The third quarter NPA ratio was 2.7 percent and the NPL ratio was 2.0 percent of loans – the lowest levels we’ve reported since 2008. Nonaccrual inflows declined for the fourth straight quarter. Loan loss reserves of 4.20 percent of loans were reduced by reserves associated with the loans sold or transferred as well as to reflect improvement in the underlying characteristics of the remaining portfolio. Reserve coverage levels remain strong, at 202 percent of NPLs and 153 percent of NPAs. We currently expect provision expense in the fourth quarter to be less than half that recorded this quarter and for reserve levels to continue to trend down, given our expectation of a stable to improving economic environment and credit trends.

Our capital levels are strong and exceed Basel III proposed standards with or without the inclusion of CPP preferred stock. We will manage our capital and its composition appropriately given capital requirements and our expectation that capital will continue to build through profitable results.

While the financial landscape and financial regulation continue to evolve, we believe our strengths in traditional lending and deposit-taking activities, and our strong customer service, position us very well to compete and succeed in the future.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$916	$887	$901	$883	$874	3%	5%
Provision for loan and lease losses	457	325	590	776	952	40%	(52%)
Total noninterest income	827	620	627	651	851	33%	(3%)
Total noninterest expense	979	935	956	967	876	5%	12%

Income (loss) before income taxes (taxable equivalent)	307	247	(18)	(209)	(103)	24%	NM

Taxable equivalent adjustment	4	5	4	5	5	(20%)	(20%)
Applicable income taxes	65	50	(12)	(116)	(11)	30%	NM

Net Income (loss)	238	192	(10)	(98)	(97)	24%	NM
Less: Net Income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	238	192	(10)	(98)	(97)	24%	NM
Dividends on preferred stock	63	62	62	62	62	0	0

Net income (loss) available to common shareholders	175	130	(72)	(160)	(159)	35%	NM

Earnings per share, diluted	$0.22	$0.16	($0.09)	($0.20)	($0.20)	38%	NM

NM: Not Meaningful

Net Interest Income

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,130	$1,121	$1,147	$1,148	$1,174	1%	(4%)
Total interest expense	214	234	246	265	300	(9%)	(29%)

Net interest income (taxable equivalent)	$916	$887	$901	$883	$874	3%	5%

Average Yield
Yield on interest-earning assets	4.57%	4.51%	4.62%	4.61%	4.61%	1%	(1%)
Yield on interest-bearing liabilities	1.13%	1.23%	1.29%	1.39%	1.51%	(8%)	(25%)

Net interest rate spread (taxable equivalent)	3.44%	3.28%	3.33%	3.22%	3.10%	5%	11%

Net interest margin (taxable equivalent)	3.70%	3.57%	3.63%	3.55%	3.43%	4%	8%

Average Balances ($ in millions)
Loans and leases, including held for sale	$78,854	$78,807	$80,136	$79,920	$82,889	—	(5%)
Total securities and other short-term investments	19,309	20,891	20,559	18,869	18,064	(8%)	7%
Total interest-bearing liabilities	75,076	76,415	77,655	75,815	78,759	(2%)	(5%)
Equity	13,872	13,563	13,518	13,724	13,885	2%	—

Net interest income of $916 million on a taxable equivalent basis increased 3 percent from $887 million in the second quarter of 2010. The net interest margin was 3.70 percent, up 13 bps from 3.57 percent in the previous quarter. The increase in net interest income and net interest margin reflected ongoing CD runoff and repricing, lower securities premium amortization, and a mix shift towards higher-yielding loans, primarily C&I and consumer loans. These positive effects were partially offset by both lower investment portfolio balances and a flatter yield curve.

Compared with the third quarter of 2009, net interest income increased $42 million and the net interest margin increased 27 bps, largely the result of the mix shift from higher cost term deposits to lower cost deposit products throughout the year, which more than offset the effect of a $15 million, or 6 bps, reduction in purchase accounting accretion on acquired loans and lower loan balances.

Securities

Average securities and other short-term investments were $19.3 billion in the third quarter of 2010, compared with $20.9 billion in the previous quarter and $18.1 billion in the third quarter of 2009. The primary drivers of the sequential decrease were an $829 million decrease in average short-term investments and $683 million decrease in average taxable securities, corresponding with lower levels of time deposits and excess liquidity. The year-over-year increase was driven by a $2.5 billion increase in average short-term investments, partially offset by lower average tax exempt securities.

Period end securities and other short term investments balances were $19.9 billion as of the third quarter of 2010, which decreased $1.0 billion from the prior quarter and increased $1.7 billion from the third quarter of 2009.

Loans

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$26,344	$26,176	$26,294	$25,816	$27,400	1%	(4%)
Commercial mortgage	11,375	11,659	11,708	11,981	12,269	(2%)	(7%)
Commercial construction	2,885	3,160	3,700	4,024	4,337	(9%)	(33%)
Commercial leases	3,257	3,336	3,467	3,574	3,522	(2%)	(8%)

Subtotal - commercial loans and leases	43,861	44,331	45,169	45,395	47,528	(1%)	(8%)

Consumer:
Residential mortgage loans	7,837	7,805	7,976	8,129	8,355	—	(6%)
Home equity	11,897	12,102	12,338	12,291	12,452	(2%)	(4%)
Automobile loans	10,517	10,170	10,185	8,973	8,871	3%	19%
Credit card	1,838	1,859	1,940	1,982	1,955	(1%)	(6%)
Other consumer loans and leases	667	706	773	831	899	(6%)	(26%)

Subtotal - consumer loans and leases	32,756	32,642	33,212	32,206	32,532	—	1%

Total average loans and leases (excluding held for sale)	$76,617	$76,973	$78,381	$77,601	$80,060	—	(4%)
Average loans held for sale	2,237	1,834	1,756	2,319	2,828	22%	(21%)

Average portfolio loan and lease balances were flat sequentially and declined 4 percent from the third quarter of 2009. Period end loan and lease balances declined $223 million and included the effect of the sale or transfer to loans held-for-sale of $1.2 billion; period end balances would have increased approximately $966 million, or 1 percent, in the absence of these actions.

Average commercial portfolio loan and lease balances declined 1 percent sequentially and 8 percent from the third quarter of 2009. Commercial and industrial (C&I) average loans increased 1 percent sequentially, driven by stronger originations during the quarter. Compared with the third quarter of 2009, C&I average loans declined 4 percent. Year-over-year comparisons were affected by the addition of $724 million in C&I balances that were consolidated on January 1, 2010 due to an accounting change in U.S. GAAP. Average commercial mortgage and commercial construction loan balances declined by a combined 4 percent sequentially and 14 percent from the same period the previous year, reflecting low customer demand and tighter underwriting standards. Commercial line usage, on an end of period basis for the third quarter, remained stable at 32.4 percent of committed lines versus 32.1 percent in the second quarter of 2010 and 36.0 percent in the third quarter of 2009.

Commercial portfolio period end loan balances were down $785 million, with the effect of modest growth more than offset by the impact of the previously mentioned transfers to held-for-sale of $961 million of loans.

Average consumer portfolio loan and lease balances were flat sequentially and increased 1 percent from the third quarter of 2009. The sequential results reflected growth in residential mortgage and auto loans, which were offset by declines in home equity and credit card balances, while year-over-year declines in residential mortgage loans and home equity loans were offset by growth in auto loans. Mortgage growth included the effect of retaining retail branch originated mortgages, initiated in the third quarter, of $381 million. The year-over-year comparisons were affected by $1.2 billion of securitized auto loans and $263 million of securitized home equity loans that were consolidated on January 1, 2010 due to the previously discussed accounting change.

Consumer portfolio period end loan balances increased 2 percent sequentially, with $453 million of growth in auto more than offsetting the impact of the sale of $228 million in nonperforming consumer loans.

Deposits

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$19,362	$19,406	$18,822	$18,137	$17,059	—	14%
Interest checking	17,142	18,652	19,533	16,324	14,869	(8%)	15%
Savings	19,905	19,446	18,469	17,540	16,967	2%	17%
Money market	4,940	4,679	4,622	4,279	4,280	6%	15%
Foreign office (a)	3,592	3,325	2,757	2,516	2,432	8%	48%

Subtotal - Transaction deposits	64,941	65,508	64,203	58,796	55,607	(1%)	17%

Other time	10,261	11,336	12,059	13,049	14,264	(9%)	(28%)

Subtotal - Core deposits	75,202	76,844	76,262	71,845	69,871	(2%)	8%

Certificates - $100,000 and over	6,096	6,354	7,049	8,200	10,055	(4%)	(39%)
Other	4	5	8	51	95	(19%)	(96%)

Total deposits	$81,302	$83,203	$83,319	$80,096	$80,021	(2%)	2%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits decreased 2 percent sequentially and increased 8 percent from the third quarter of 2009. The sequential results were driven by declines in CDs and public funds deposits within interest checking, while the year-over-year increase was driven by growth across all transaction deposit account categories, partially offset by declines in public funds balances. Average transaction deposits, excluding consumer time deposits, decreased 1 percent from the second quarter of 2010 and increased 17 percent over the prior year quarter. The year-over-year growth was due to improvement across all transaction account categories driven in part by higher average savings, demand deposit and interest checking account balances.

Retail average transaction deposits increased 1 percent sequentially and 13 percent from the third quarter of 2009 and reflected growth in savings, demand deposit, and money market account balances.

Commercial average transaction deposits decreased 4 percent sequentially and increased 25 percent from the previous year. Excluding public funds balances, commercial average transaction deposits increased 1 percent sequentially and increased 37 percent from the third quarter of 2009 driven by interest checking and money market account balances, reflecting excess customer liquidity. Average public funds balances were $5.2 billion, down $1.2 billion sequentially and down $171 million from the third quarter of 2009 due to ongoing pricing adjustments, which continue to reflect our excess liquidity position.

Consumer CDs included in core deposits declined 9 percent sequentially and 28 percent year-over-year, reflecting maturities of higher priced CDs as well as current pricing strategies given our liquidity position.

Noninterest Income

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$143	$149	$142	$159	$164	(4%)	(13%)
Corporate banking revenue	86	93	81	89	77	(8%)	11%
Mortgage banking net revenue	232	114	152	132	140	104%	66%
Investment advisory revenue	90	87	91	86	82	4%	10%
Card and processing revenue	77	84	73	76	74	(9%)	5%
Gain on sale of processing business	—	—	—	—	(6)	—	100%
Other noninterest income	195	85	74	107	312	128%	(38%)
Securities gains (losses), net	4	8	14	2	8	(50%)	(50%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	—	—	—	—	—

Total noninterest income	$827	$620	$627	$651	$851	33%	(3%)

Noninterest income of $827 million increased $207 million, or 33 percent, sequentially and declined $24 million, or 3 percent, from a year ago. Sequential growth reflected the litigation settlement described below, as well as growth in mortgage banking revenue and investment advisory fees, partially offset by lower card and processing revenue, corporate banking revenue, and service charges on deposits. The year-over-year decline can be attributed to several one-time items affecting other noninterest income in both the third quarter 2010 and third quarter of 2009, which are described in detail below.

Current quarter results included a benefit of $152 million from the settlement of litigation associated with one of the Bancorp’s BOLI policies and a negative valuation adjustment of $5 million on warrants and puts related to the processing business sale. Third quarter 2010 results also included $13 million in revenue associated with the transition service agreement (TSA) entered into as part of our processing business sale, under which the Bancorp provides services to the processing business to support its operations during the deconversion period, compared with $13 million in revenue in the second quarter of 2010 and $38 million in revenue in the third quarter of 2009. Second quarter 2010 results were impacted by $10 million in positive valuation adjustments on warrants and puts related to the processing business sale. Third quarter 2009 results included a $244 million gain from the sale of our Visa, Inc. Class B common shares. Excluding these items, as well as investment securities gains in all periods, noninterest income increased $74 million, or 13 percent, from the previous quarter, and $102 million, or 18 percent, from the third quarter of 2009. The sequential and year-over-year growth was largely driven by higher mortgage banking revenue.

Service charges on deposits of $143 million decreased 4 percent sequentially and 13 percent compared with the same quarter last year. Retail service charges declined 13 percent from the previous quarter and declined 24 percent compared with the third quarter of 2009, largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges increased 6 percent sequentially and were flat versus last year.

Corporate banking revenue of $86 million decreased 8 percent from the second quarter of 2010 and increased 11 percent from the same period last year. Sequential results were driven by declines in institutional sales and foreign exchange revenue, partially offset by growth in revenue from interest rate derivative sales due to higher commercial loan origination volume during the quarter. On a year-over-year basis, revenue from interest rate derivative sales and business lending fees more than offset declines in foreign exchange and letter of credit fees.

Mortgage banking net revenue was $232 million in the third quarter of 2010, an increase of $118 million from the second quarter of 2010 and $92 million from the third quarter of 2009. Third quarter 2010 originations were $5.6 billion, an increase from $3.8 billion in the previous quarter and $4.6 billion in the third quarter of 2009. Third quarter 2010 originations resulted in gains of $173 million on mortgages sold compared with gains of $89 million during the previous quarter and $96 million during the same period in 2009. Mortgage servicing fees this quarter were $56 million, compared with $54 million in the second quarter of 2010 and $50 million in the third quarter of 2009. Mortgage banking revenue is also affected by net servicing asset value adjustments, which include MSR amortization and MSR valuation adjustments (including mark-to-market related adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were positive $3 million in the third quarter (reflecting MSR amortization of $43 million and MSR valuation adjustments of positive $46 million); negative $29 million in the second quarter of 2010 (MSR amortization of $25 million and MSR valuation adjustments of negative $4 million); and negative $6 million in the third quarter of 2009 ($29 million in MSR amortization and positive $23 million in MSR valuation adjustments). The mortgage-servicing asset, net of the valuation reserve, was $599 million at quarter end on a servicing portfolio of $52 billion.

Investment advisory revenue of $90 million increased 4 percent sequentially and 10 percent from the third quarter of 2009. The sequential growth was primarily driven by higher brokerage fees due to improved sales production resulting in strong net asset and account growth, as well as higher private client services revenue. On a year-over-year basis, improvement also reflected an overall increase in equity and bond market values.

Card and processing revenue was $77 million in the third quarter of 2010, a decrease of $7 million, or 9 percent, from the previous quarter, largely the result of rewards program costs recognized within fee income, with a corresponding decrease in card and processing expense. Year-over-year growth of $3 million was driven by higher transaction volumes.

Other noninterest income totaled $195 million in the third quarter of 2010 versus $85 million in the previous quarter and $312 million in the third quarter of 2009. Third quarter 2010 results included the $152 million gain from the settlement of litigation related to a BOLI policy, $13 million of TSA revenue, $7 million of revenue from our equity interest in the processing business, and a negative valuation adjustment of $5 million on warrants and puts related to the processing business sale. Second quarter 2010 results included $13 million of TSA revenue, $6 million of revenue from our processing business equity interest, and a $10 million positive valuation adjustment of warrants and puts related to the processing business sale. Third quarter 2009 results included a $244 million gain from the sale of our Visa, Inc. Class B common shares, $38 million of TSA revenue, and $7 million of revenue from our processing business equity interest. Excluding these items, other noninterest income decreased $28 million from the previous quarter and increased $5 million from the third quarter of 2009 primarily due to the effects of credit-related costs. Credit-related costs recognized in noninterest income were $40 million in the third quarter of 2010 versus $14 million last quarter and $45 million in the third quarter of 2009. This quarter, on loans previously transferred to held-for-sale, we realized $1 million of net losses on sales and recorded $9 million of fair value charges on commercial loans in held-for-sale. We also recorded $29 million of losses on other real estate owned (OREO). Second quarter 2010 results included net gains of $6 million on sale of loans held-for-sale, $7 million of fair value charges on commercial loans held-for-sale, and $13 million of losses on OREO. Third quarter 2009 results included net gains of $8 million on the sale of loans held-for-sale, $30 million of fair value charges on commercial loans held-for-sale, and $22 million of losses on OREO.

Net gains on investment securities were $4 million in the third quarter of 2010, compared with securities gains of $8 million in the previous quarter and $8 million in the same period the previous year.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2010	June 2010	March 2010	December 2009	September 2009	Seq	Yr/Yr

Noninterest Expense ($ in millions)
Salaries, wages and incentives	$360	$356	$329	$331	$335	1%	8%
Employee benefits	82	73	86	69	83	13%	(1%)
Net occupancy expense	72	73	76	75	75	(1%)	(3%)
Technology and communications	48	45	45	47	43	6%	10%
Equipment expense	30	31	30	31	30	(2%)	—
Card and processing expense	26	31	25	27	25	(19%)	1%
Other noninterest expense	361	326	365	387	285	11%	27%

Total noninterest expense	$979	$935	$956	$967	$876	5%	12%

Noninterest expense of $979 million increased $44 million sequentially and $103 million from a year ago. Third quarter 2010 results included $25 million in legal expenses associated with the previously mentioned BOLI settlement. Third quarter 2009 results included the Visa litigation reserve reversal of $73 million and $10 million of pension settlement expense. Excluding these items, noninterest expense was $954 million in the third quarter of 2010, compared with $935 million in the second quarter of 2010 and $939 million in the third quarter of 2009. This sequential increase was driven by higher credit-related expenses; the year-over-year increase was primarily driven by higher salaries, wages and incentives due to higher levels of production and investment in sales force expansion. Each period included operating expenses related to the processing business that were largely offset by revenue under the TSA reported in other noninterest income.

Noninterest expenses incurred related to problem assets totaled $67 million in the third quarter of 2010, compared with $55 million in the second quarter of 2010 and $111 million in the third quarter of 2009. Third quarter credit-related expenses included expenses related to mortgage repurchase reserves of $45 million, compared with $18 million in the second quarter of 2010 and $11 million a year ago. (Realized mortgage repurchase losses were $30 million in the third quarter of 2010, compared with $18 million last quarter and $13 million in the third quarter of 2009.) Provision expense for unfunded commitments represented a reduction of expense of $23 million in the third quarter of 2010, a $6 million reduction last quarter, compared with expense of $45 million a year ago. Derivative valuation adjustments related to customer credit risk resulted in $8 million of expenses this quarter versus $9 million last quarter and $21 million a year ago. OREO expense was $9 million this quarter, compared with $7 million last quarter and $6 million a year ago. Other work-out related expenses were $28 million in the third quarter, compared with $26 million the previous quarter and $29 million in the same period last year.

Credit Quality

At the end of the third quarter, we undertook two sets of actions that significantly affected credit quality trends, including net charge-offs, nonperforming assets, and the loan loss allowance. First, we sold $228 million of residential mortgage loans, of which $205 million were nonperforming and $23 million were accruing but delinquent. The sale of these loans resulted in $123 million of net charge-offs being recorded to reflect their estimated sales price. The nonperforming loans included in this sale represented approximately half of our residential mortgage nonperforming loans and approximately 40 percent of our consumer nonperforming loans.

Second, we transferred $961 million of commercial loans, of which $694 million were nonperforming and $267 million were performing. The transfer of these loans resulted in $387 million of net charge-offs being recorded to reflect their estimated sales price. These loans represented approximately a third of our commercial nonperforming loans and 38 percent of commercial nonperforming loans secured by real estate or related to that industry. Within commercial real estate, they represented 46 percent of nonperforming loans for raw and developed land and 42 percent of non-owner occupied real estate nonperforming loans (including land).

In total, these loans (both commercial and consumer) aggregated to $1.2 billion of loans, of which $899 million were nonperforming and $290 million were performing, and resulted in $510 million of net charge-offs being recorded to reflect their sales or estimated sales price. In aggregate, the nonperforming consumer and commercial loans being disposed represent approximately 40 percent of our real-estate related nonperforming loans. These loans had aggregate loan loss reserves attributable to them, through specific or modeled reserves, of $337 million, and the sales and transfers to held-for-sale resulted in a reduction of the loan loss reserve of that amount.

The performing commercial loans that were transferred to loans held-for-sale are now classified as nonperforming loans held-for-sale, as they were deemed impaired as a result of our decision to pursue a sale at less than their carrying value.

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Total net losses charged off ($ in millions)
Commercial and industrial loans	($237)	($104)	($161)	($183)	($256)
Commercial mortgage loans	(268)	(78)	(99)	(142)	(118)
Commercial construction loans	(121)	(43)	(78)	(135)	(126)
Commercial leases	(1)	—	(4)	(8)	—
Residential mortgage loans	(204)	(85)	(88)	(78)	(92)
Home equity	(66)	(61)	(73)	(82)	(80)
Automobile loans	(17)	(20)	(31)	(32)	(34)
Credit card	(36)	(42)	(44)	(44)	(45)
Other consumer loans and leases	(6)	(1)	(4)	(4)	(5)

Total net losses charged off	(956)	(434)	(582)	(708)	(756)
Total losses	(992)	(472)	(622)	(743)	(796)
Total recoveries	36	38	40	35	40

Total net losses charged off	($956)	($434)	($582)	($708)	($756)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	4.95%	2.26%	3.01%	3.62%	3.75%
Commercial	5.66%	2.03%	3.07%	4.08%	4.17%
Consumer	4.00%	2.57%	2.93%	2.97%	3.13%

Net charge-offs were $956 million in the third quarter of 2010, or 495 bps of average loans on an annualized basis. Results included net losses of $510 million realized on the sale or transfer of loans to held-for-sale and $446 million, or 2.33 percent of average loans and leases, in the loan portfolio.

Commercial net charge-offs were $627 million, or 566 bps, in the third quarter of 2010. Net charge-offs on the transfer of loans to held-for-sale during the quarter totaled $387 million. Of this $387 million, $108 million was realized on C&I loans, $202 million was realized on commercial mortgage loans, and $77 million was realized on commercial construction loans. Approximately 77 percent of these losses were on commercial real estate loans and C&I loans to companies in construction and real estate related industries, including $95 million on homebuilder/developer loans. Michigan and Florida accounted for approximately 41 percent of the losses on loans transferred to held-for-sale.

Excluding losses on the transfer of loans to held-for-sale, commercial net charge-offs in the loan portfolio were $240 million, or 217 bps, an increase of $15 million from the second quarter of 2010. C&I net losses in the portfolio were $129 million, an increase of $25 million from the previous quarter. The sequential increase was driven by losses on loans to companies in real-estate related industries of $53 million, an increase of $16 million from the previous quarter. Commercial mortgage net losses in the portfolio totaled $66 million, a decrease of $12 million from the previous quarter, with Michigan and Florida accounting for 66 percent of losses. Commercial construction net losses in the portfolio were $44 million, an increase of $1 million from the previous quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $32 million, down $16 million from the second quarter. Originations of homebuilder/developer loans were suspended in 2007 and the remaining portfolio balance is $824 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $329 million, or 400 bps, in the third quarter of 2010. Net charge-offs on the sale of residential mortgage loans during the quarter totaled $123 million. Excluding losses on the sale of mortgage loans, consumer net charge-offs in the portfolio were $206 million, or 251 bps, a decrease of $3 million from the second quarter of 2010. Net charge-offs on residential mortgage loans in the portfolio were $81 million, a decrease of $4 million from the previous quarter, with losses in Florida representing 62 percent of residential mortgage losses in the third quarter and approximately 24 percent of total residential mortgage loans. Home equity net charge-offs of $66 million increased $5 million sequentially, with Michigan and Florida representing 46 percent of third quarter home equity losses and 29 percent of total home equity loans. Net losses on brokered home equity loans represented 40 percent of third quarter home equity losses, consistent with last quarter, and 15 percent of the total home equity portfolio. The home equity portfolio included $1.7 billion of brokered loans; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $17 million decreased $3 million from the second quarter and net losses on consumer credit card loans were $36 million, down $6 million from the previous quarter.

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$3,693	$3,802	$3,749	$3,681	$3,485
Impact of cumulative effect of change in accounting principle	—	—	45	—	—
Total net losses charged off	(956)	(434)	(582)	(708)	(756)
Provision for loan and lease losses	457	325	590	776	952

Allowance for loan and lease losses, ending	3,194	3,693	3,802	3,749	3,681
Reserve for unfunded commitments, beginning	254	260	294	284	239
Impact of cumulative effect of change in accounting principle	—	—	(43)	—	—
Provision for unfunded commitments	(23)	(6)	9	10	45

Reserve for unfunded commitments, ending	231	254	260	294	284
Components of allowance for credit losses:
Allowance for loan and lease losses	3,194	3,693	3,802	3,749	3,681
Reserve for unfunded commitments	231	254	260	294	284

Total allowance for credit losses	$3,425	$3,947	$4,062	$4,043	$3,965
Allowance for loan and lease losses ratio
As a percent of loans and leases	4.20%	4.85%	4.91%	4.88%	4.69%
As a percent of nonperforming loans and leases (a)	202%	146%	139%	127%	125%
As a percent of nonperforming assets (a)	153%	124%	122%	116%	114%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $457 million in the third quarter of 2010, an increase of $132 million from the second quarter and down $495 million from the third quarter of 2009. The third quarter 2010 allowance included approximately $337 million in reserve reductions related to loans sold or transferred to held-for-sale and approximately $162 million in reserve reductions related to the remainder of the portfolio. The allowance for loan and lease losses represented 4.20 percent of total loans and leases outstanding as of quarter end, compared with 4.85 percent last quarter, and represented 202 percent of nonperforming loans and leases and 153 percent of nonperforming assets.

	As of
	September 2010	June 2010	March 2010	December 2009	September 2009
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$525	$731	$746	$734	$752
Commercial mortgage loans	464	773	853	898	912
Commercial construction loans	211	383	479	646	697
Commercial leases	30	45	55	67	51
Residential mortgage loans	124	282	266	275	267
Home equity	23	21	23	21	24
Automobile loans	1	1	1	1	1
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual loans and leases	$1,378	$2,236	$2,423	$2,642	$2,704
Restructured loans and leases - commercial (nonaccrual)	31	48	39	47	18
Restructured loans and leases - consumer (nonaccrual)	175	246	271	258	225

Total nonperforming loans and leases	$1,584	$2,530	$2,733	$2,947	$2,947
Repossessed personal property	29	16	21	22	22
Other real estate owned (a)	469	423	375	275	251

Total nonperforming assets (b)	$2,082	$2,969	$3,129	$3,244	$3,220
Nonaccrual loans held for sale	680	163	239	220	286
Restructured loans - commercial (nonaccrual) held for sale	19	4	4	4	2

Total nonperforming assets including loans held for sale	$2,781	$3,136	$3,372	$3,468	$3,508

Restructured Consumer loans and leases (accrual)	$1,652	$1,561	$1,480	$1,392	$1,280
Restructured Commercial loans and leases (accrual)	$146	$109	$76	$68	—
Total loans and leases 90 days past due	$317	$397	$436	$567	$992
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.07%	3.30%	3.51%	3.82%	3.75%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.72%	3.87%	4.02%	4.22%	4.09%

(a)	Excludes government insured advances.

(b)	Does not include nonaccrual loans held-for-sale.

Nonperforming assets held-for-investment (NPAs) at quarter end were $2.1 billion or 2.72 percent of total loans, leases and OREO, and decreased $887 million, or 30 percent, from the previous quarter. The significant reduction in NPAs was driven by $899 million of loans that were sold or transferred to held-for-sale during the quarter, which was described above. In aggregate, Florida and Michigan represented approximately 43 percent of NPAs in the loan portfolio. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.6 billion or 2.07 percent of total loans and leases, and decreased $946 million, or 37 percent, from the second quarter.

Including $699 million of nonaccrual loans classified as held-for-sale, total nonperforming assets were $2.8 billion and were down $353 million, or 11 percent, compared with the second quarter. The sequential decline was driven primarily by net charge-offs recorded in the third quarter on nonperforming loans that were transferred to loans held-for-sale, partially offset by the classification of performing loans that were moved to loans-held-for sale as nonperforming loans once they were in loans held-for-sale. NPAs are currently carried at approximately 58 percent of their original face value through the process of taking charge-offs, purchase accounting marks, and specific reserves recorded through the third quarter.

All commercial nonperforming asset trends reflected the effect of the transfer of commercial nonperforming loans to held-for-sale, described above. Commercial portfolio NPAs at quarter-end were $1.6 billion, or 3.71 percent of commercial loans, leases and OREO, and declined $670 million, or 29 percent, from the second quarter. Commercial portfolio NPLs were $1.3 billion, or 2.91 percent of commercial loans and leases, down

$719 million, or 36 percent, from last quarter. Commercial construction portfolio NPAs were $291 million, a decline of $190 million from the previous quarter. Commercial mortgage portfolio NPAs were $679 million, a sequential decrease of $276 million. Commercial real estate loans in Michigan and Florida represented 50 percent of commercial real estate NPAs and 36 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $594 million declined $198 million from the previous quarter. Within the commercial loan portfolio, residential real estate builder and developer portfolio NPAs declined $151 million from the second quarter to $280 million, of which $86 million were commercial construction assets, $169 million were commercial mortgage assets and $25 million were C&I assets. Commercial portfolio NPAs included $31 million of nonaccrual troubled debt restructurings (TDRs), compared with $48 million last quarter.

Consumer portfolio NPAs of $478 million, or 1.44 percent of consumer loans, leases and OREO, decreased $217 million, or 31 percent, from the second quarter. Consumer portfolio NPLs were $322 million, or 0.97 percent of consumer loans and leases, and declined $227 million, or 41 percent, from last quarter. These trends reflected the sale of nonperforming mortgage loans, described above. Of consumer NPAs, $402 million were in residential real estate portfolios. Residential real estate loans in Michigan and Florida represented 53 percent of residential real estate NPAs and 33 percent of total residential real estate loans. Residential mortgage NPAs were $328 million, down $221 million from the previous quarter, driven by the sale of $205 million in nonperforming mortgage loans. The third quarter 2010 consumer loan sale accounted for the majority of the sequential improvement. Home equity NPAs increased $9 million from last quarter to $74 million. Credit card NPAs declined $7 million from the previous quarter to $57 million. Consumer nonaccrual TDRs were $175 million in the third quarter of 2010, compared with $246 million in the second quarter.

Third quarter OREO balances included in portfolio NPA balances described above were $469 million compared with $423 million in the second quarter of 2010, and included $278 million in commercial real estate assets, $120 million in residential mortgage assets, and $19 million in home equity assets. Repossessed personal property of $29 million largely consisted of autos.

Loans still accruing over 90 days past due were $317 million, down $80 million, or 20 percent, from the second quarter of 2010. Commercial balances 90 days past due of $63 million decreased $79 million sequentially. Consumer balances 90 days past due of $253 million declined $1 million from the previous quarter. Loans 30-89 days past due of $666 million decreased $26 million, or 4 percent, from the previous quarter. Commercial balances 30-89 days past due of $252 million declined $25 million, or 9 percent, sequentially and consumer balances 30-89 days past due of $414 million were down $1 million from the second quarter.

At quarter-end, we held $699 million of commercial nonaccrual loans for sale, compared with $167 million at the end of the second quarter. The $961 million in commercial loans transferred to loans held-for-sale during the quarter are carried within nonaccrual loans held-for-sale at $574 million, with an additional $127 million carried in loans held-for-sale representing loans from previous transfers. During the quarter, we transferred $12 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $9 million on held-for-sale loans and we recorded net gains of $1 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Capital Position
Average shareholders’ equity to average assets	12.38%	12.04%	11.92%	12.31%	12.24%
Tangible equity (a)	10.04%	9.89%	9.67%	9.71%	10.08%
Tangible common equity (excluding unrealized gains/losses) (a)	6.70%	6.55%	6.37%	6.45%	6.74%
Tangible common equity (including unrealized gains/losses) (a)	7.06%	6.91%	6.61%	6.64%	6.98%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	7.37%	7.23%	7.04%	7.06%	7.07%
Regulatory capital ratios: (c)
Tier I capital	13.85%	13.65%	13.39%	13.31%	13.19%
Total risk-based capital	18.28%	17.99%	17.54%	17.48%	17.43%
Tier I leverage	12.54%	12.24%	12.00%	12.34%	12.34%
Tier I common equity (a)	7.34%	7.17%	6.96%	6.99%	7.01%
Book value per share	12.86	12.65	12.31	12.44	12.69
Tangible book value per share (a)	9.74	9.51	9.16	9.26	9.50

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.

(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio increased 17 bps to 7.34 percent, the Tier 1 capital ratio increased 20 bps to 13.85 percent, and the total capital ratio increased 29 bps to 18.28 percent. The tangible common equity to tangible assets ratio increased 15 bps to 6.70 percent excluding unrealized gains/losses, and increased 15 bps to 7.06 percent including unrealized gains/losses.

The Bank for International Settlements (BIS) recently proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of rules that incorporate changes contemplated under Basel III.

Fifth Third’s current Tier 1 and Total capital levels include $3.4 billion of preferred stock, or approximately 3.4 percent of risk weighted assets, issued under the U.S. Treasury’s Capital Purchase Program. Tier 1 and Total capital levels also include $2.8 billion of Trust Preferred securities, or 2.8 percent of risk weighted assets.

Under the Dodd-Frank financial reform legislation recently passed, these Trust Preferred securities are intended to be phased out of Tier 1 capital over three years beginning in 2013. The BIS also issued proposals that would include a phase-out of these securities, although over a longer period. To the extent these securities remain outstanding during and after the phase-in period, they would still be expected to be included in Total capital, subject to prevailing U.S. capital standards. The BIS has also proposed adjustments to definitions of capital, including what is to be included in its definition of common equity, and to risk weightings applied to certain types of assets. We do not currently expect these adjustments to negatively affect Fifth Third’s capital levels and for any effect to be modest.

We expect to manage our capital structure – including the components represented by common equity and non-common equity – over time to adapt to the effect of legislation, changes in U.S. bank capital regulations reflecting changes to BIS capital rules, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Book value per share at September 30, 2010 was $12.86 and tangible book value per share was $9.74, compared with June 30, 2010 book value per share of $12.65 and tangible book value per share of $9.51.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, November 4th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 12721102#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2010, the Company had $112 billion in assets and operated 16 affiliates with 1,309 full-service Banking Centers, including 101 Bank Mart® locations open seven days a week inside select grocery stores and 2,390 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2010, had $190 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for September 30, 2010

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2010	June 2010	September 2009	Seq	Yr/Yr	September 2010	September 2009	Yr/Yr
Income Statement Data
Net interest income (a)	$916	$887	$874	3%	5%	$2,703	$2,491	9%
Noninterest income	827	620	851	33%	(3%)	2,074	4,130	(50%)
Total revenue (a)	1,743	1,507	1,725	16%	1%	4,777	6,621	(28%)
Provision for loan and lease losses	457	325	952	40%	(52%)	1,372	2,766	(50%)
Noninterest expense	979	935	876	5%	12%	2,869	2,859	—
Net income (loss) attributable to Bancorp	238	192	(97)	24%	NM	420	835	(50%)
Net income (loss) available to common shareholders	175	130	(159)	35%	NM	233	670	(65%)

Common Share Data
Earnings per share, basic	$0.22	$0.16	($0.20)	38%	NM	$0.29	$1.00	(71%)
Earnings per share, diluted	0.22	0.16	(0.20)	38%	NM	0.29	0.91	(68%)
Cash dividends per common share	0.01	0.01	0.01	—	—	0.03	0.03	—
Book value per share	12.86	12.65	12.69	2%	1%	12.86	12.69	1%
Market price per share	12.03	12.29	10.13	(2%)	19%	12.03	10.13	19%
Common shares outstanding (in thousands)	796,283	796,320	795,316	—	—	796,283	795,316	—
Average common shares outstanding (in thousands):
Basic	791,017	790,839	790,334	—	—	790,778	664,778	19%
Diluted	797,492	802,255	790,334	(1%)	1%	798,942	739,287	8%
Market capitalization	$9,579	$9,787	$8,057	(2%)	19%	$9,579	$8,057	19%

Financial Ratios
Return on assets	0.84%	0.68%	(0.34%)	24%	NM	0.50%	0.96%	(48%)
Return on average common equity	6.8%	5.2%	(6.1%)	31%	NM	3.1%	10.1%	(69%)
Noninterest income as a percent of total revenue	47%	41%	49%	15%	(4%)	43%	62%	(31%)
Average equity as a percent of average assets	12.38%	12.04%	12.24%	3%	1%	12.12%	11.06%	10%
Tangible equity (b) (d)	10.04%	9.89%	10.08%	2%	—	10.04%	10.08%	—
Tangible common equity (c) (d)	6.70%	6.55%	6.74%	2%	(1%)	6.70%	6.74%	(1%)
Net interest margin (a)	3.70%	3.57%	3.43%	4%	8%	3.63%	3.25%	12%
Efficiency (a)	56.2%	62.1%	50.8%	(10%)	11%	60.1%	43.2%	39%
Effective tax rate	21.5%	20.5%	10.2%	5%	111%	19.7%	14.9%	32%

Credit Quality
Net losses charged off	$956	$434	$756	120%	26%	$1,972	$1,872	5%
Net losses charged off as a percent of average loans and leases	4.95%	2.26%	3.75%	119%	32%	3.41%	3.06%	11%
Allowance for loan and lease losses as a percent of loans and leases	4.20%	4.85%	4.69%	(13%)	(10%)	4.20%	4.69%	(10%)
Allowance for credit losses as a percent of loans and leases	4.51%	5.18%	5.06%	(13%)	(11%)	4.51%	5.06%	(11%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.72%	3.87%	4.09%	(30%)	(33%)	2.72%	4.09%	(33%)

Average Balances
Loans and leases, including held for sale	$78,854	$78,807	$82,889	—	(5%)	$79,262	$84,559	(6%)
Total securities and other short-term investments	19,309	20,891	18,064	(8%)	7%	20,248	17,889	13%
Total assets	111,854	112,613	113,453	(1%)	(1%)	112,628	115,985	(3%)
Transaction deposits (f)	64,941	65,508	55,607	(1%)	17%	64,887	54,034	20%
Core deposits (g)	75,202	76,844	69,871	(2%)	8%	76,099	68,492	11%
Wholesale funding (h)	19,236	18,977	25,947	1%	(26%)	19,473	30,707	(37%)
Bancorp shareholders’ equity	13,872	13,563	13,885	2%	—	13,652	12,826	6%

Regulatory Capital Ratios (i)
Tier I capital	13.85%	13.65%	13.19%	1%	5%	13.85%	13.19%	5%
Total risk-based capital	18.28%	17.99%	17.43%	2%	5%	18.28%	17.43%	5%
Tier I leverage	12.54%	12.24%	12.34%	2%	2%	12.54%	12.34%	2%
Tier I common equity (d)	7.34%	7.17%	7.01%	2%	5%	7.34%	7.01%	5%

Operations
Banking centers	1,309	1,309	1,306	—	—	1,309	1,306	—
ATMs	2,390	2,362	2,372	1%	1%	2,390	2,372	1%
Full-time equivalent employees	20,667	20,479	20,559	1%	1%	20,667	20,559	1%

(a)	Presented on a fully taxable equivalent basis

(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)

(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)

(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.

(e)	Excludes nonaccrual loans held for sale

(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(g)	Includes transaction deposits plus other time deposits

(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Income Statement Data
Net interest income (a)	$916	$887	$901	$883	$874
Noninterest income	827	620	627	651	851
Total revenue (a)	1,743	1,507	1,528	1,534	1,725
Provision for loan and lease losses	457	325	590	776	952
Noninterest expense	979	935	956	967	876
Net income (loss) attributable to Bancorp	238	192	(10)	(98)	(97)
Net income (loss) available to common shareholders	175	130	(72)	(160)	(159)

Common Share Data
Earnings per share, basic	$0.22	$0.16	($0.09)	($0.20)	($0.20)
Earnings per share, diluted	0.22	0.16	(0.09)	(0.20)	(0.20)
Cash dividends per common share	0.01	0.01	0.01	0.01	0.01
Book value per share	12.86	12.65	12.31	12.44	12.69
Market price per share	12.03	12.29	13.56	9.75	10.13
Common shares outstanding (in thousands)	796,283	796,320	794,816	795,068	795,316
Average common shares outstanding (in thousands):
Basic	791,017	790,839	790,473	790,442	790,334
Diluted	797,492	802,255	790,473	790,442	790,334
Market capitalization	$9,579	$9,787	$10,778	$7,752	$8,057

Financial Ratios
Return on assets	0.84%	0.68%	(0.04%)	(0.35%)	(0.34%)
Return on average common equity	6.8%	5.2%	(3.0%)	(6.3%)	(6.1%)
Noninterest income as a percent of total revenue	47%	41%	41%	42%	49%
Average equity as a percent of average assets	12.38%	12.04%	11.92%	12.31%	12.24%
Tangible equity (b) (d)	10.04%	9.89%	9.67%	9.71%	10.08%
Tangible common equity (c) (d)	6.70%	6.55%	6.37%	6.45%	6.74%
Net interest margin (a)	3.70%	3.57%	3.63%	3.55%	3.43%
Efficiency (a)	56.2%	62.1%	62.5%	63.1%	50.8%
Effective tax rate	21.5%	20.5%	53.0%	54.4%	10.2%

Credit Quality
Net losses charged off	$956	$434	$582	$708	$756
Net losses charged off as a percent of average loans and leases	4.95%	2.26%	3.01%	3.62%	3.75%
Allowance for loan and lease losses as a percent of loans and leases	4.20%	4.85%	4.91%	4.88%	4.69%
Allowance for credit losses as a percent of loans and leases	4.51%	5.18%	5.25%	5.27%	5.06%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.72%	3.87%	4.02%	4.22%	4.09%

Average Balances
Loans and leases, including held for sale	$78,854	$78,807	$80,136	$79,920	$82,889
Total securities and other short-term investments	19,309	20,891	20,559	18,869	18,064
Total assets	111,854	112,613	113,433	111,505	113,453
Transaction deposits (f)	64,941	65,508	64,203	58,796	55,607
Core deposits (g)	75,202	76,844	76,262	71,845	69,871
Wholesale funding (h)	19,236	18,977	20,215	22,107	25,947
Bancorp shareholders’ equity	13,872	13,563	13,518	13,724	13,885

Regulatory Capital Ratios (i)
Tier I capital	13.85%	13.65%	13.39%	13.31%	13.19%
Total risk-based capital	18.28%	17.99%	17.54%	17.48%	17.43%
Tier I leverage	12.54%	12.24%	12.00%	12.34%	12.34%
Tier I common equity (d)	7.34%	7.17%	6.96%	6.99%	7.01%

Operations
Banking centers	1,309	1,309	1,309	1,309	1,306
ATMs	2,390	2,362	2,364	2,358	2,372
Full-time equivalent employees	20,667	20,479	20,038	20,998	20,559

(a)	Presented on a fully taxable equivalent basis

(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)

(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)

(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.

(e)	Excludes nonaccrual loans held for sale

(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(g)	Includes transaction deposits plus other time deposits

(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2010	June 2010	September 2009	Seq	Yr/Yr	September 2010	September 2009	Yr/Yr
Interest Income
Interest and fees on loans and leases	$962	$951	$986	1%	(2%)	$2,872	$2,977	(4%)
Interest on securities	161	163	183	(1%)	(12%)	506	547	(7%)
Interest on other short-term investments	3	2	—	47%	NM	7	1	NM

Total interest income	1,126	1,116	1,169	1%	(4%)	3,385	3,525	(4%)

Interest Expense
Interest on deposits	141	161	228	(13%)	(38%)	473	759	(38%)
Interest on short-term borrowings	1	1	4	23%	(75%)	3	41	(93%)
Interest on long-term debt	72	72	68	1%	6%	219	249	(12%)

Total interest expense	214	234	300	(9%)	(29%)	695	1,049	(34%)

Net Interest Income	912	882	869	3%	5%	2,690	2,476	9%

Provision for loan and lease losses	457	325	952	40%	(52%)	1,372	2,766	(50%)

Net interest income (loss) after provision for loan and lease losses	455	557	(83)	(18%)	NM	1,318	(290)	NM

Noninterest Income
Service charges on deposits	143	149	164	(4%)	(13%)	435	472	(8%)
Corporate banking revenue	86	93	77	(8%)	11%	260	283	(8%)
Mortgage banking net revenue	232	114	140	104%	66%	498	421	18%
Investment advisory revenue	90	87	82	4%	10%	267	240	11%
Card and processing revenue	77	84	74	(9%)	5%	235	539	(56%)
Gain on sale of processing business	—	—	(6)	NM	100%	—	1,758	(100%)
Other noninterest income	195	85	312	128%	(38%)	354	372	(5%)
Securities gains (losses), net	4	8	8	(50%)	(50%)	25	(12)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	—	(4%)	NM	—	57	(99%)

Total noninterest income	827	620	851	33%	(3%)	2,074	4,130	(50%)

Noninterest Expense
Salaries, wages and incentives	360	356	335	1%	8%	1,046	1,008	4%
Employee benefits	82	73	83	13%	(1%)	241	241	—
Net occupancy expense	72	73	75	(1%)	(3%)	222	233	(5%)
Technology and communications	48	45	43	6%	10%	138	133	3%
Equipment expense	30	31	30	(2%)	1%	91	92	(2%)
Card and processing expense	26	31	25	(19%)	1%	82	167	(51%)
Other noninterest expense	361	326	285	11%	27%	1,049	985	6%

Total noninterest expense	979	935	876	5%	12%	2,869	2,859	—

Income (loss) before income taxes	303	242	(108)	25%	NM	523	981	(47%)
Applicable income taxes	65	50	(11)	30%	NM	103	146	(29%)

Net Income (loss)	238	192	(97)	24%	NM	420	835	(50%)
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	NM	NM	—	—	NM

Net income (loss) attributable to Bancorp	238	192	(97)	24%	NM	420	835	(50%)
Dividends on preferred stock	63	62	62	2%	2%	187	165	13%

Net income (loss) available to common shareholders	$175	$130	($159)	35%	NM	$233	$670	(65%)

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Interest Income
Interest and fees on loans and leases	$962	$951	$960	$957	$986
Interest on securities	161	163	182	186	183
Interest on other short-term investments	3	2	1	—	—

Total interest income	1,126	1,116	1,143	1,143	1,169
Taxable equivalent adjustment	4	5	4	5	5

Total interest income (taxable equivalent)	1,130	1,121	1,147	1,148	1,174

Interest Expense
Interest on deposits	141	161	171	194	228
Interest on short-term borrowings	1	1	1	2	4
Interest on long-term debt	72	72	74	69	68

Total interest expense	214	234	246	265	300

Net interest income (taxable equivalent)	916	887	901	883	874
Provision for loan and lease losses	457	325	590	776	952

Net interest income (loss) (taxable equivalent) after provision for loan and lease losses	459	562	311	107	(78)

Noninterest Income
Service charges on deposits	143	149	142	159	164
Corporate banking revenue	86	93	81	89	77
Mortgage banking net revenue	232	114	152	132	140
Investment advisory revenue	90	87	91	86	82
Card and processing revenue	77	84	73	76	74
Gain on sale of processing business	—	—	—	—	(6)
Other noninterest income	195	85	74	107	312
Securities gains (losses), net	4	8	14	2	8
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	—	—	—	—

Total noninterest income	827	620	627	651	851

Noninterest Expense
Salaries, wages and incentives	360	356	329	331	335
Employee benefits	82	73	86	69	83
Net occupancy expense	72	73	76	75	75
Technology and communications	48	45	45	47	43
Equipment expense	30	31	30	31	30
Card and processing expense	26	31	25	27	25
Other noninterest expense	361	326	365	387	285

Total noninterest expense	979	935	956	967	876

Income (loss) before income taxes (taxable equivalent)	307	247	(18)	(209)	(103)
Taxable equivalent adjustment	4	5	4	5	5

Income (loss) before income taxes	303	242	(22)	(214)	(108)
Applicable income taxes	65	50	(12)	(116)	(11)

Net Income (loss)	238	192	(10)	(98)	(97)
Less: Net Income (loss) attributable to noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to Bancorp	238	192	(10)	(98)	(97)
Dividends on preferred stock	63	62	62	62	62

Net income (loss) available to common shareholders	$175	$130	($72)	($160)	($159)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September 2010	June 2010	September 2009	Seq	Yr/Yr
Assets
Cash and due from banks	$2,215	$2,216	$2,130	—	4%
Available-for-sale and other securities (a)	15,975	16,021	15,682	—	2%
Held-to-maturity securities (b)	354	354	356	—	(1%)
Trading securities	320	270	1,079	18%	(70%)
Other short-term investments	3,271	4,322	1,126	(24%)	190%
Loans held for sale	2,733	2,150	2,063	27%	32%
Portfolio loans and leases:
Commercial and industrial loans	26,302	26,008	26,175	1%	—
Commercial mortgage loans	10,985	11,481	12,105	(4%)	(9%)
Commercial construction loans	2,349	2,965	4,147	(21%)	(43%)
Commercial leases	3,304	3,271	3,584	1%	(8%)
Residential mortgage loans	7,975	7,707	8,229	3%	(3%)
Home equity	11,774	11,987	12,377	(2%)	(5%)
Automobile loans	10,738	10,285	8,972	4%	20%
Credit card	1,832	1,841	1,973	—	(7%)
Other consumer loans and leases	750	687	857	9%	(12%)

Portfolio loans and leases	76,009	76,232	78,419	—	(3%)
Allowance for loan and lease losses	(3,194)	(3,693)	(3,681)	(14%)	(13%)

Portfolio loans and leases, net	72,815	72,539	74,738	—	(3%)
Bank premises and equipment	2,377	2,374	2,426	—	(2%)
Operating lease equipment	470	489	486	(4%)	(3%)
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	72	83	119	(12%)	(39%)
Servicing rights	599	646	626	(7%)	(4%)
Other assets	8,704	8,144	7,492	7%	16%

Total assets	$112,322	$112,025	$110,740	—	1%

Liabilities
Deposits:
Demand	$20,109	$19,256	$17,666	4%	14%
Interest checking	17,225	17,759	15,168	(3%)	14%
Savings	20,260	19,646	17,098	3%	18%
Money market	5,064	4,666	4,378	9%	16%
Foreign office	3,807	3,430	2,356	11%	62%
Other time	9,379	10,966	13,725	(14%)	(32%)
Certificates - $100,000 and over	5,515	6,389	8,962	(14%)	(38%)
Other	3	3	5	(1%)	(40%)

Total deposits	81,362	82,115	79,358	(1%)	3%
Federal funds purchased	368	240	433	54%	(15%)
Other short-term borrowings	1,775	1,556	3,674	14%	(52%)
Accrued taxes, interest and expenses	869	721	878	21%	(1%)
Other liabilities	3,082	2,703	2,547	14%	21%
Long-term debt	10,953	10,989	10,162	—	8%

Total liabilities	98,409	98,324	97,052	—	1%
Equity
Common stock	1,779	1,779	1,779	—	—
Preferred stock	3,642	3,631	3,599	—	1%
Capital surplus	1,707	1,696	1,729	1%	(1%)
Retained earnings	6,456	6,289	6,496	3%	(1%)
Accumulated other comprehensive income	432	440	285	(2%)	52%
Treasury stock	(132)	(134)	(200)	(1%)	(34%)

Total Bancorp shareholders’ equity	13,884	13,701	13,688	1%	1%
Noncontrolling interest	29	—	—	NM	NM

Total Equity	13,913	13,701	13,688	2%	2%

Total liabilities and equity	$112,322	$112,025	$110,740	—	1%

(a) Amortized cost	$15,308	$15,356	$15,260	—	—
(b) Market values	354	354	356	—	(1%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	796,283	796,320	795,316	—	—
Treasury	5,221	5,184	6,188	1%	(16%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September 2010	June 2010	March 2010	December 2009	September 2009
Assets
Cash and due from banks	$2,215	$2,216	$2,133	$2,318	$2,130
Available-for-sale and other securities (a)	15,975	16,021	16,935	18,213	15,682
Held-to-maturity securities (b)	354	354	355	355	356
Trading securities	320	270	305	355	1,079
Other short-term investments	3,271	4,322	3,904	3,369	1,126
Loans held for sale	2,733	2,150	1,607	2,067	2,063
Portfolio loans and leases:
Commercial and industrial loans	26,302	26,008	26,131	25,683	26,175
Commercial mortgage loans	10,985	11,481	11,744	11,803	12,105
Commercial construction loans	2,349	2,965	3,277	3,784	4,147
Commercial leases	3,304	3,271	3,388	3,535	3,584
Residential mortgage loans	7,975	7,707	7,918	8,035	8,229
Home equity	11,774	11,987	12,186	12,174	12,377
Automobile loans	10,738	10,285	10,180	8,995	8,972
Credit card	1,832	1,841	1,863	1,990	1,973
Other consumer loans and leases	750	687	736	780	857

Portfolio loans and leases	76,009	76,232	77,423	76,779	78,419
Allowance for loan and lease losses	(3,194)	(3,693)	(3,802)	(3,749)	(3,681)

Portfolio loans and leases, net	72,815	72,539	73,621	73,030	74,738
Bank premises and equipment	2,377	2,374	2,384	2,400	2,426
Operating lease equipment	470	489	492	499	486
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	72	83	94	106	119
Servicing rights	599	646	725	700	626
Other assets	8,704	8,144	7,679	7,551	7,492

Total assets	$112,322	$112,025	$112,651	$113,380	$110,740

Liabilities
Deposits:
Demand	$20,109	$19,256	$19,482	$19,411	$17,666
Interest checking	17,225	17,759	19,126	19,935	15,168
Savings	20,260	19,646	19,099	17,898	17,098
Money market	5,064	4,666	4,782	4,431	4,378
Foreign office	3,807	3,430	2,844	2,454	2,356
Other time	9,379	10,966	11,643	12,466	13,725
Certificates - $100,000 and over	5,515	6,389	6,596	7,700	8,962
Other	3	3	2	10	5

Total deposits	81,362	82,115	83,574	84,305	79,358
Federal funds purchased	368	240	271	182	433
Other short-term borrowings	1,775	1,556	1,359	1,415	3,674
Accrued taxes, interest and expenses	869	721	633	773	878
Other liabilities	3,082	2,703	2,459	2,701	2,547
Long-term debt	10,953	10,989	10,947	10,507	10,162

Total liabilities	98,409	98,324	99,243	99,883	97,052
Equity
Common stock	1,779	1,779	1,779	1,779	1,779
Preferred stock	3,642	3,631	3,620	3,609	3,599
Capital surplus	1,707	1,696	1,753	1,743	1,729
Retained earnings	6,456	6,289	6,169	6,326	6,496
Accumulated other comprehensive income	432	440	288	241	285
Treasury stock	(132)	(134)	(201)	(201)	(200)

Total Bancorp shareholders’ equity	13,884	13,701	13,408	13,497	13,688
Noncontrolling interest	29	—	—	—	—

Total Equity	13,913	13,701	13,408	13,497	13,688

Total liabilities and equity	$112,322	$112,025	$112,651	$113,380	$110,740

(a) Amortized cost	$15,308	$15,356	$16,523	$17,879	$15,260
(b) Market values	354	354	355	355	356
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	796,283	796,320	794,816	795,068	795,316
Treasury	5,221	5,184	6,688	6,436	6,188

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	September 2010	September 2009	September 2010	September 2009
Total equity, beginning	$13,701	$13,700	$13,497	$12,077
Net income (loss) attributable to Bancorp	238	(97)	420	835
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	2	117	217	159
Qualifying cash flow hedges	(11)	13	(31)	20
Change in accumulated other comprehensive income related to employee benefit plans	2	3	6	8

Comprehensive income	231	36	612	1,022
Cash dividends declared:
Common stock	(8)	(8)	(24)	(21)
Preferred stock	(52)	(51)	(154)	(168)
Issuance of common stock	—	—	—	986
Dividends on exchange of preferred stock	—	—	—	35
Exchange of preferred stock, Series G	—	—	—	(269)
Stock-based awards exercised, including treasury shares issued	—	—	(4)	1
Stock-based compensation expense	12	11	33	34
Impact of cumulative effect of change in accounting principle	—	—	(77)	—
Change in corporate tax benefit related to stock-based compensation	—	—	—	(30)
Reversal of OTTI	—	—	—	24
Noncontrolling interest	30	—	30	—
Other	(1)	—	—	(3)

Total equity, ending	$13,913	$13,688	$13,913	$13,688

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September 2010	June 2010	September 2009	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$26,348	$26,179	$27,416	1%	(4%)
Commercial mortgage loans	11,462	11,772	12,449	(3%)	(8%)
Commercial construction loans	2,955	3,258	4,475	(9%)	(34%)
Commercial leases	3,257	3,336	3,522	(2%)	(8%)
Residential mortgage loans	9,897	9,390	10,820	5%	(9%)
Home equity	11,897	12,102	12,452	(2%)	(4%)
Automobile loans	10,517	10,170	8,871	3%	19%
Credit card	1,838	1,859	1,955	(1%)	(6%)
Other consumer loans and leases	683	741	929	(8%)	(27%)
Taxable securities	15,580	16,263	15,652	(4%)	—
Tax exempt securities	273	343	1,443	(20%)	(81%)
Other short-term investments	3,456	4,285	969	(19%)	257%

Total interest-earning assets	98,163	99,698	100,953	(2%)	(3%)
Cash and due from banks	2,283	2,163	2,257	6%	1%
Other assets	15,088	14,550	13,724	4%	10%
Allowance for loan and lease losses	(3,680)	(3,798)	(3,481)	(3%)	6%

Total assets	$111,854	$112,613	$113,453	(1%)	(1%)

Liabilities
Interest-bearing liabilities:
Interest checking	$17,142	$18,652	$14,869	(8%)	15%
Savings	19,905	19,446	16,967	2%	17%
Money market	4,940	4,679	4,280	6%	15%
Foreign office	3,592	3,325	2,432	8%	48%
Other time	10,261	11,336	14,264	(9%)	(28%)
Certificates - $100,000 and over	6,096	6,354	10,055	(4%)	(39%)
Other	4	5	95	(19%)	(96%)
Federal funds purchased	302	264	404	14%	(25%)
Other short-term borrowings	1,880	1,478	5,285	27%	(64%)
Long-term debt	10,954	10,876	10,108	1%	8%

Total interest-bearing liabilities	75,076	76,415	78,759	(2%)	(5%)
Demand deposits	19,362	19,406	17,059	—	14%
Other liabilities	3,544	3,229	3,750	10%	(5%)

Total liabilities	97,982	99,050	99,568	(1%)	(2%)
Equity	13,872	13,563	13,885	2%	—

Total liabilities and equity	$111,854	$112,613	$113,453	(1%)	(1%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.81%	4.75%	4.36%
Commercial mortgage loans	3.97%	4.10%	4.22%
Commercial construction loans	3.06%	3.15%	2.74%
Commercial leases	4.34%	4.51%	4.59%
Residential mortgage loans	4.81%	4.77%	5.23%
Home equity	3.99%	4.01%	4.10%
Automobile loans	5.71%	6.01%	6.32%
Credit card	10.70%	10.91%	9.87%
Other consumer loans and leases	18.59%	13.65%	9.59%

Total loans and leases	4.85%	4.86%	4.73%
Taxable securities	4.06%	3.96%	4.55%
Tax exempt securities	4.05%	3.82%	1.30%
Other short-term investments	0.36%	0.20%	0.10%

Total interest-earning assets	4.57%	4.51%	4.61%
Interest-bearing liabilities:
Interest checking	0.29%	0.30%	0.24%
Savings	0.48%	0.60%	0.67%
Money market	0.39%	0.42%	0.55%
Foreign office	0.38%	0.36%	0.43%
Other time	2.57%	2.70%	3.24%
Certificates - $100,000 and over	1.95%	2.13%	2.56%
Other	0.09%	0.10%	0.19%
Federal funds purchased	0.17%	0.17%	0.15%
Other short-term borrowings	0.21%	0.21%	0.32%
Long-term debt	2.61%	2.64%	2.67%

Total interest-bearing liabilities	1.13%	1.23%	1.51%
Ratios:
Net interest margin (taxable equivalent)	3.70%	3.57%	3.43%
Net interest rate spread (taxable equivalent)	3.44%	3.28%	3.10%
Interest-bearing liabilities to interest-earning assets	76.48%	76.65%	78.02%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September 2010	September 2009	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$26,276	$28,135	(7%)
Commercial mortgage loans	11,689	12,641	(8%)
Commercial construction loans	3,328	4,808	(31%)
Commercial leases	3,353	3,532	(5%)
Residential mortgage loans	9,590	11,137	(14%)
Home equity	12,111	12,616	(4%)
Automobile loans	10,292	8,751	18%
Credit card	1,879	1,882	—
Other consumer loans and leases	744	1,057	(30%)
Taxable securities	16,285	15,526	5%
Tax exempt securities	333	1,364	(76%)
Other short-term investments	3,630	999	263%

Total interest-earning assets	99,510	102,448	(3%)
Cash and due from banks	2,231	2,347	(5%)
Other assets	14,636	14,327	2%
Allowance for loan and lease losses	(3,749)	(3,137)	20%

Total assets	$112,628	$115,985	(3%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,433	$14,647	26%
Savings	19,279	16,651	16%
Money market	4,748	4,334	10%
Foreign office	3,228	1,970	64%
Other time	11,212	14,458	(22%)
Certificates - $100,000 and over	6,496	11,098	(41%)
Other	6	193	(97%)
Federal funds purchased	262	548	(52%)
Other short-term borrowings	1,604	7,620	(79%)
Long-term debt	11,105	11,248	(1%)

Total interest-bearing liabilities	76,373	82,767	(8%)
Demand deposits	19,199	16,432	17%
Other liabilities	3,404	3,960	(14%)

Total liabilities	98,976	103,159	(4%)
Equity	13,652	12,826	6%

Total liabilities and equity	$112,628	$115,985	(3%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.72%	4.14%
Commercial mortgage loans	4.09%	4.41%
Commercial construction loans	3.04%	2.97%
Commercial leases	4.46%	4.13%
Residential mortgage loans	4.92%	5.64%
Home equity	4.01%	4.17%
Automobile loans	5.98%	6.36%
Credit card	10.79%	10.26%
Other consumer loans and leases	14.54%	7.64%

Total loans and leases	4.86%	4.72%
Taxable securities	4.10%	4.62%
Tax exempt securities	3.82%	1.38%
Other short-term investments	0.25%	0.15%

Total interest-earning assets	4.57%	4.62%
Interest-bearing liabilities:
Interest checking	0.29%	0.26%
Savings	0.58%	0.77%
Money market	0.42%	0.63%
Foreign office	0.36%	0.49%
Other time	2.68%	3.45%
Certificates - $100,000 and over	2.08%	2.81%
Other	0.06%	0.21%
Federal funds purchased	0.16%	0.22%
Other short-term borrowings	0.22%	0.70%
Long-term debt	2.63%	2.96%

Total interest-bearing liabilities	1.22%	1.69%
Ratios:
Net interest margin (taxable equivalent)	3.63%	3.25%
Net interest rate spread (taxable equivalent)	3.35%	2.93%
Interest-bearing liabilities to interest-earning assets	76.75%	80.79%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Assets
Interest-earning assets:
Commercial and industrial loans	$26,348	$26,179	$26,299	$25,838	$27,416
Commercial mortgage loans	11,462	11,772	11,836	12,126	12,449
Commercial construction loans	2,955	3,258	3,781	4,134	4,475
Commercial leases	3,257	3,336	3,468	3,574	3,522
Residential mortgage loans	9,897	9,390	9,478	10,142	10,820
Home equity	11,897	12,102	12,338	12,291	12,452
Automobile loans	10,517	10,170	10,185	8,973	8,871
Credit card	1,838	1,859	1,940	1,982	1,955
Other consumer loans and leases	683	741	811	860	929
Taxable securities	15,580	16,263	17,030	16,999	15,652
Tax exempt securities	273	343	385	727	1,443
Other short-term investments	3,456	4,285	3,144	1,143	969

Total interest-earning assets	98,163	99,698	100,695	98,789	100,953
Cash and due from banks	2,283	2,163	2,247	2,276	2,257
Other assets	15,088	14,550	14,262	14,084	13,724
Allowance for loan and lease losses	(3,680)	(3,798)	(3,771)	(3,644)	(3,481)

Total assets	$111,854	$112,613	$113,433	$111,505	$113,453

Liabilities
Interest-bearing liabilities:
Interest checking	$17,142	$18,652	$19,533	$16,324	$14,869
Savings	19,905	19,446	18,469	17,540	16,967
Money market	4,940	4,679	4,622	4,279	4,280
Foreign office	3,592	3,325	2,757	2,516	2,432
Other time	10,261	11,336	12,059	13,049	14,264
Certificates - $100,000 and over	6,096	6,354	7,049	8,200	10,055
Other	4	5	8	51	95
Federal funds purchased	302	264	220	423	404
Other short-term borrowings	1,880	1,478	1,449	3,029	5,285
Long-term debt	10,954	10,876	11,489	10,404	10,108

Total interest-bearing liabilities	75,076	76,415	77,655	75,815	78,759
Demand deposits	19,362	19,406	18,822	18,137	17,059
Other liabilities	3,544	3,229	3,438	3,829	3,750

Total liabilities	97,982	99,050	99,915	97,781	99,568
Equity	13,872	13,563	13,518	13,724	13,885

Total liabilities and equity	$111,854	$112,613	$113,433	$111,505	$113,453

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.81%	4.75%	4.61%	4.48%	4.36%
Commercial mortgage loans	3.97%	4.10%	4.20%	4.19%	4.22%
Commercial construction loans	3.06%	3.15%	2.92%	2.65%	2.74%
Commercial leases	4.34%	4.51%	4.54%	4.59%	4.59%
Residential mortgage loans	4.81%	4.77%	5.18%	5.19%	5.23%
Home equity	3.99%	4.01%	4.02%	4.06%	4.10%
Automobile loans	5.71%	6.01%	6.24%	6.18%	6.32%
Credit card	10.70%	10.91%	10.76%	9.66%	9.87%
Other consumer loans and leases	18.59%	13.65%	11.87%	11.59%	9.59%

Total loans and leases	4.85%	4.86%	4.87%	4.77%	4.73%
Taxable securities	4.06%	3.96%	4.28%	4.24%	4.55%
Tax exempt securities	4.05%	3.82%	3.65%	3.50%	1.30%
Other short-term investments	0.36%	0.20%	0.18%	0.10%	0.10%

Total interest-earning assets	4.57%	4.51%	4.62%	4.61%	4.61%
Interest-bearing liabilities:
Interest checking	0.29%	0.30%	0.28%	0.27%	0.24%
Savings	0.48%	0.60%	0.67%	0.70%	0.67%
Money market	0.39%	0.42%	0.46%	0.51%	0.55%
Foreign office	0.38%	0.36%	0.34%	0.36%	0.43%
Other time	2.57%	2.70%	2.75%	2.95%	3.24%
Certificates - $100,000 and over	1.95%	2.13%	2.16%	2.27%	2.56%
Other	0.09%	0.10%	0.02%	0.09%	0.19%
Federal funds purchased	0.17%	0.17%	0.13%	0.13%	0.15%
Other short-term borrowings	0.21%	0.21%	0.23%	0.20%	0.32%
Long-term debt	2.61%	2.64%	2.64%	2.65%	2.67%

Total interest-bearing liabilities	1.13%	1.23%	1.29%	1.39%	1.51%
Ratios:
Net interest margin (taxable equivalent)	3.70%	3.57%	3.63%	3.55%	3.43%
Net interest rate spread (taxable equivalent)	3.44%	3.28%	3.33%	3.22%	3.10%
Interest-bearing liabilities to interest-earning assets	76.48%	76.65%	77.12%	76.74%	78.02%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Average Loans and Leases
Commercial:
Commercial and industrial loans	$26,344	$26,176	$26,294	$25,816	$27,400
Commercial mortgage loans	11,375	11,659	11,708	11,981	12,269
Commercial construction loans	2,885	3,160	3,700	4,024	4,337
Commercial leases	3,257	3,336	3,467	3,574	3,522

Subtotal - commercial	43,861	44,331	45,169	45,395	47,528
Consumer:
Residential mortgage loans	7,837	7,805	7,976	8,129	8,355
Home equity	11,897	12,102	12,338	12,291	12,452
Automobile loans	10,517	10,170	10,185	8,973	8,871
Credit card	1,838	1,859	1,940	1,982	1,955
Other consumer loans and leases	667	706	773	831	899

Subtotal - consumer	32,756	32,642	33,212	32,206	32,532

Total average loans and leases (excluding held for sale)	$76,617	$76,973	$78,381	$77,601	$80,060

Average loans held for sale	2,237	1,834	1,756	2,319	2,828

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$26,302	$26,008	$26,131	$25,683	$26,175
Commercial mortgage loans	10,985	11,481	11,744	11,803	12,105
Commercial construction loans	2,349	2,965	3,277	3,784	4,147
Commercial leases	3,304	3,271	3,388	3,535	3,584

Subtotal - commercial	42,940	43,725	44,540	44,805	46,011
Consumer:
Residential mortgage loans	7,975	7,707	7,918	8,035	8,229
Home equity	11,774	11,987	12,186	12,174	12,377
Automobile loans	10,738	10,285	10,180	8,995	8,972
Credit card	1,832	1,841	1,863	1,990	1,973
Other consumer loans and leases	750	687	736	780	857

Subtotal - consumer	33,069	32,507	32,883	31,974	32,408

Total portfolio loans and leases	$76,009	$76,232	$77,423	$76,779	$78,419

Core business activity	2,034	1,983	1,364	1,851	1,775
Portfolio management activity	699	167	243	216	288

Total loans held for sale	2,733	2,150	1,607	2,067	2,063
Operating lease equipment	470	489	492	499	486
Loans and Leases Serviced for Others (a):
Commercial and industrial loans	452	492	503	1,193	1,367
Commercial mortgage loans	335	315	291	264	256
Commercial construction loans	55	43	134	196	196
Commercial leases	133	143	146	150	149
Residential mortgage loans	52,433	51,325	50,293	48,638	46,837
Home equity	—	—	—	263	266
Automobile loans	—	—	—	1,230	1,394
Credit card	—	—	—	15	15
Other consumer loans and leases	—	—	—	7	7

Total loans and leases serviced for others	53,408	52,318	51,367	51,956	50,487

Total loans and leases serviced	$132,620	$131,189	$130,889	$131,301	$131,455

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	September 2010	June 2010	March 2010	December 2009	September 2009
Tier I capital:
Bancorp shareholders’ equity	$13,884	$13,701	$13,408	$13,497	$13,688
Goodwill and certain other intangibles	(2,525)	(2,537)	(2,556)	(2,565)	(2,559)
Unrealized (gains) losses	(434)	(440)	(288)	(240)	(285)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	8	(25)	(30)	(27)	(33)

Total tier I capital	$13,696	$13,462	$13,297	$13,428	$13,574

Total risk-based capital:
Tier I capital	$13,696	$13,462	$13,297	$13,428	$13,574
Qualifying allowance for credit losses	1,265	1,267	1,277	1,297	1,308
Qualifying subordinated notes	3,114	3,012	2,843	2,923	3,044

Total risk-based capital	$18,075	$17,741	$17,417	$17,648	$17,926

Risk-weighted assets (b)	$98,904	$98,604	$99,281	$100,933	$102,875
Ratios:
Average shareholders’ equity to average assets	12.38%	12.04%	11.92%	12.31%	12.24%
Regulatory capital:
Fifth Third Bancorp
Tier I capital	13.85%	13.65%	13.39%	13.31%	13.19%
Total risk-based capital	18.28%	17.99%	17.54%	17.48%	17.43%
Tier I leverage	12.54%	12.24%	12.00%	12.34%	12.34%
Tier I common equity	7.34%	7.17%	6.96%	6.99%	7.01%
Fifth Third Bank
Tier I capital	14.48%	14.23%	13.88%	13.50%	13.41%
Total risk-based capital	16.49%	16.24%	15.88%	15.56%	15.47%
Tier I leverage	13.10%	12.75%	12.41%	12.69%	12.76%
Tier I common equity	14.48%	14.23%	13.88%	13.50%	13.41%

(a)	Current period regulatory capital data and ratios are estimated.

(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$26,344	$26,176	$26,294	$25,816	$27,400
Commercial mortgage loans	11,375	11,659	11,708	11,981	12,269
Commercial construction loans	2,885	3,160	3,700	4,024	4,337
Commercial leases	3,257	3,336	3,467	3,574	3,522
Residential mortgage loans	7,837	7,805	7,976	8,129	8,355
Home equity	11,897	12,102	12,338	12,291	12,452
Automobile loans	10,517	10,170	10,185	8,973	8,871
Credit card	1,838	1,859	1,940	1,982	1,955
Other consumer loans and leases	667	706	773	831	899

Total average loans and leases (excluding held for sale)	$76,617	$76,973	$78,381	$77,601	$80,060

Losses charged off:
Commercial and industrial loans	($247)	($111)	($175)	($197)	($271)
Commercial mortgage loans	(271)	(85)	(102)	(144)	(124)
Commercial construction loans	(126)	(45)	(80)	(134)	(130)
Commercial leases	(1)	(1)	(4)	(11)	—
Residential mortgage loans	(205)	(85)	(88)	(78)	(92)
Home equity	(69)	(64)	(75)	(85)	(82)
Automobile loans	(27)	(32)	(44)	(41)	(44)
Credit card	(38)	(44)	(46)	(46)	(47)
Other consumer loans and leases	(8)	(5)	(8)	(7)	(6)

Total losses	(992)	(472)	(622)	(743)	(796)
Recoveries of losses previously charged off:
Commercial and industrial loans	10	7	14	14	15
Commercial mortgage loans	3	7	3	2	6
Commercial construction loans	5	2	2	(1)	4
Commercial leases	—	1	—	3	—
Residential mortgage loans	1	—	—	—	—
Home equity	3	3	2	3	2
Automobile loans	10	12	13	9	10
Credit card	2	2	2	2	2
Other consumer loans and leases	2	4	4	3	1

Total recoveries	36	38	40	35	40
Net losses charged off:
Commercial and industrial loans	(237)	(104)	(161)	(183)	(256)
Commercial mortgage loans	(268)	(78)	(99)	(142)	(118)
Commercial construction loans	(121)	(43)	(78)	(135)	(126)
Commercial leases	(1)	—	(4)	(8)	—
Residential mortgage loans	(204)	(85)	(88)	(78)	(92)
Home equity	(66)	(61)	(73)	(82)	(80)
Automobile loans	(17)	(20)	(31)	(32)	(34)
Credit card	(36)	(42)	(44)	(44)	(45)
Other consumer loans and leases	(6)	(1)	(4)	(4)	(5)

Total net losses charged off	($956)	($434)	($582)	($708)	($756)

Net charge-off Ratios:
Commercial and industrial loans	3.57%	1.58%	2.49%	2.81%	3.70%
Commercial mortgage loans	9.34%	2.68%	3.42%	4.69%	3.82%
Commercial construction loans	16.58%	5.46%	8.57%	13.28%	11.56%
Commercial leases	0.10%	(0.01%)	0.44%	0.88%	(0.04%)
Residential mortgage loans	10.37%	4.35%	4.46%	3.82%	4.38%
Home equity	2.19%	2.03%	2.38%	2.65%	2.54%
Automobile loans	0.65%	0.80%	1.27%	1.38%	1.52%
Credit card	7.68%	9.05%	9.23%	8.81%	9.08%
Other consumer loans and leases	3.88%	0.31%	2.07%	2.49%	2.62%

Total net charge-off ratio	4.95%	2.26%	3.01%	3.62%	3.75%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$3,693	$3,802	$3,749	$3,681	$3,485
Impact of change in accounting principle	—	—	45	—	—
Total net losses charged off	(956)	(434)	(582)	(708)	(756)
Provision for loan and lease losses	457	325	590	776	952

Allowance for loan and lease losses, ending	$3,194	$3,693	$3,802	$3,749	$3,681
Reserve for unfunded commitments, beginning	$254	$260	$294	$284	$239
Impact of change in accounting principle	—	—	(43)	—	—
Provision for unfunded commitments	(23)	(6)	9	10	45

Reserve for unfunded commitments, ending	$231	$254	$260	$294	$284

Components of allowance for credit losses:
Allowance for loan and lease losses	$3,194	$3,693	$3,802	$3,749	$3,681
Reserve for unfunded commitments	231	254	260	294	284

Total allowance for credit losses	$3,425	$3,947	$4,062	$4,043	$3,965

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$525	$731	$746	$734	$752
Commercial mortgage loans	464	773	853	898	912
Commercial construction loans	211	383	479	646	697
Commercial leases	30	45	55	67	51
Residential mortgage loans	124	282	266	275	267
Home equity	23	21	23	21	24
Automobile loans	1	1	1	1	1
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual portfolio loans and leases	1,378	2,236	2,423	2,642	2,704
Restructured loans and leases - commercial (non accrual)	31	48	39	47	18
Restructured loans and leases - consumer (non accrual)	175	246	271	258	225

Total nonperforming portfolio loans and leases	1,584	2,530	2,733	2,947	2,947
Repossessed personal property	29	16	21	22	22
Other real estate owned	469	423	375	275	251

Total nonperforming assets (a)	2,082	2,969	3,129	3,244	3,220
Nonaccrual loans held for sale	680	163	239	220	286
Restructured loans - commercial (non accrual) held for sale	19	4	4	4	2

Total nonperforming assets including loans held for sale	$2,781	$3,136	$3,372	$3,468	$3,508

Restructured Consumer loans and leases (accrual)	$1,652	$1,561	$1,480	$1,392	$1,280
Restructured Commercial loans and leases (accrual)	$146	$109	$76	$68	—
Ninety days past due loans and leases:
Commercial and industrial loans	$29	$48	$63	$118	$256
Commercial mortgage loans	29	53	44	59	184
Commercial construction loans	5	37	9	17	168
Commercial leases	1	4	4	4	4
Residential mortgage loans	111	107	157	189	198
Home equity	87	90	89	99	104
Automobile loans	13	12	13	17	17
Credit card	42	46	57	64	60
Other consumer loans and leases	—	—	—	—	1

Total ninety days past due loans and leases	$317	$397	$436	$567	$992

Ratios
Net losses charged off as a percent of average loans and leases	4.95%	2.26%	3.01%	3.62%	3.75%
Allowance for loan and lease losses:
As a percent of loans and leases	4.20%	4.85%	4.91%	4.88%	4.69%
As a percent of nonperforming loans and leases (a)	202%	146%	139%	127%	125%
As a percent of nonperforming assets (a)	153%	124%	122%	116%	114%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.07%	3.30%	3.51%	3.82%	3.75%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.72%	3.87%	4.02%	4.22%	4.09%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.51%	3.98%	4.24%	4.38%	4.34%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G, Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	September 2010	June 2010	March 2010	December 2009	September 2009
Total shareholders’ equity (U.S. GAAP)	13,884	13,701	13,408	13,497	13,688
Less:
Preferred stock	(3,642)	(3,631)	(3,620)	(3,609)	(3,599)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(72)	(83)	(94)	(106)	(119)

Tangible common equity, including unrealized gains / losses (a)	7,753	7,570	7,277	7,365	7,553
Less: Accumulated other comprehensive income / loss	(432)	(440)	(288)	(241)	(285)

Tangible common equity, excluding unrealized gains / losses (b)	7,321	7,130	6,989	7,124	7,268
Add back: Preferred stock	3,642	3,631	3,620	3,609	3,599

Tangible equity (c)	10,963	10,761	10,609	10,733	10,867

Total assets (U.S. GAAP)	112,322	112,025	112,651	113,380	110,740
Less:
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(72)	(83)	(94)	(106)	(119)

Tangible assets, including unrealized gains / losses (d)	109,833	109,525	110,140	110,857	108,204
Less: Accumulated other comprehensive income / loss, before tax	(665)	(677)	(443)	(370)	(438)

Tangible assets, excluding unrealized gains / losses (e)	109,168	108,848	109,697	110,487	107,766

Total shareholders’ equity (U.S. GAAP)	13,884	13,701	13,408	13,497	13,688
Goodwill and certain other intangibles	(2,525)	(2,537)	(2,556)	(2,565)	(2,559)
Unrealized gains	(434)	(440)	(288)	(241)	(285)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	8	(25)	(30)	(26)	(33)

Tier I capital	13,696	13,462	13,297	13,428	13,574
Less:
Preferred stock	(3,642)	(3,631)	(3,620)	(3,609)	(3,599)
Qualifying trust preferred securities	(2,763)	(2,763)	(2,763)	(2,763)	(2,763)
Qualifying minority interest in consolidated subsidiaries	(30)	—	—	—	—

Tier I common equity (f)	7,261	7,068	6,914	7,056	7,212

Common shares outstanding (g)	796	796	795	795	795

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (h)	98,904	98,604	99,281	100,933	102,875

Ratios:
Tangible equity (c) / (e)	10.04%	9.89%	9.67%	9.71%	10.08%
Tangible common equity (excluding unrealized gains/losses) (b) / (e)	6.70%	6.55%	6.37%	6.45%	6.74%
Tangible common equity (including unrealized gains/losses) (a) / (d)	7.06%	6.91%	6.61%	6.64%	6.98%
Tangible common equity as a percent of risk-weighted assets
(excluding unrealized gains/losses) (b) / (h)	7.40%	7.23%	7.04%	7.06%	7.07%
Tangible book value per share (a) / (g)	9.74	9.51	9.16	9.26	9.50
Tier I common equity (f) / (h)	7.34%	7.17%	6.96%	6.99%	7.01%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	389	381	105	35	6	916
Provision for loan and lease losses	(559)	(150)	(235)	(12)	499	(457)

Net interest income after provision for loan and lease losses	(170)	231	(130)	23	505	459
Total noninterest income	139	227	225	88	148	827
Total noninterest expense	(246)	(387)	(146)	(101)	(99)	(979)

Net income (loss) before taxes	(277)	71	(51)	10	554	307
Applicable income taxes (a)	132	(25)	18	(4)	(190)	(69)

Net income (loss)	(145)	46	(33)	6	364	238
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	(145)	46	(33)	6	364	238
Dividends on preferred stock	—	—	—	—	63	63

Net income (loss) available to common shareholders	(145)	46	(33)	6	301	175

For the three months ended June 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	380	96	36	(15)	887
Provision for loan and lease losses	(188)	(121)	(117)	(8)	109	(325)

Net interest income after provision for loan and lease losses	202	259	(21)	28	94	562
Total noninterest income	164	227	123	87	19	620
Total noninterest expense	(241)	(391)	(139)	(100)	(64)	(935)

Net income (loss) before taxes	125	95	(37)	15	49	247
Applicable income taxes (a)	(9)	(33)	13	(5)	(21)	(55)

Net income (loss)	116	62	(24)	10	28	192
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	116	62	(24)	10	(34)	130

For the three months ended March 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	377	382	109	38	(5)	901
Provision for loan and lease losses	(278)	(153)	(137)	(13)	(9)	(590)

Net interest income after provision for loan and lease losses	99	229	(28)	25	(14)	311
Total noninterest income	161	213	155	91	7	627
Total noninterest expense	(237)	(374)	(118)	(96)	(131)	(956)

Net income (loss) before taxes	23	68	9	20	(138)	(18)
Applicable income taxes (a)	28	(24)	(3)	(7)	14	8

Net income (loss)	51	44	6	13	(124)	(10)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	51	44	6	13	(186)	(72)

For the three months ended December 31, 2009	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	357	388	109	40	(12)	882
Provision for loan and lease losses	(405)	(159)	(128)	(14)	(70)	(776)

Net interest income after provision for loan and lease losses	(48)	229	(19)	26	(82)	106
Total noninterest income	144	236	132	89	50	651
Total noninterest expense	(243)	(349)	(130)	(94)	(151)	(967)

Net income (loss) before taxes	(147)	116	(17)	21	(183)	(210)
Applicable income taxes (a)	84	(41)	6	(7)	70	112

Net income (loss)	(63)	75	(11)	14	(113)	(98)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	(63)	75	(11)	14	(175)	(160)

For the three months ended September 30, 2009	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	352	397	114	40	(29)	874
Provision for loan and lease losses	(448)	(150)	(142)	(15)	(197)	(952)

Net interest income after provision for loan and lease losses	(96)	247	(28)	25	(226)	(78)
Total noninterest income	115	230	147	84	275	851
Total noninterest expense	(245)	(338)	(115)	(91)	(87)	(876)

Net income (loss) before taxes	(226)	139	4	18	(38)	(103)
Applicable income taxes (a)	102	(49)	(2)	(6)	(39)	6

Net income (loss)	(124)	90	2	12	(77)	(97)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	(124)	90	2	12	(139)	(159)

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended September 30, 2010, $5 million for the three months ended June 30, 2010, $4 million for the three months ended March 31, 2010 and December 30, 2009 and $5 million for the three months ended September 30, 2009.